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Exhibit 5.1

February 17, 2004

Iteris Holdings, Inc.
1515 South Manchester Avenue
Anaheim, California 92802

  Re:
  Iteris Holdings, Inc. Registration Statement on Form S-1 for the Resale of an Aggregate of 4,533,332 Shares of Class A Common Stock

Ladies and Gentlemen:

        We have acted as counsel to Iteris Holdings, Inc., a Delaware corporation ("Iteris Holdings"), in connection with the registration for resale of up to an aggregate of 4,091,666 shares of Iteris Holdings' Class A common stock (the "Shares") and 441,666 shares of Iteris Holdings' Class A common stock issuable upon the exercise of certain warrants dated July 2003 (the "Warrant Shares"), pursuant to Iteris Holdings' Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed Iteris Holdings' charter documents and the corporate proceedings taken by Iteris Holdings in connection with the issuance and sale of the Shares and the Warrants. Based on such review, we are of the opinion that (a) the Shares have been duly authorized and are legally issued and non-assessable, and to our knowledge, are fully paid and (b) if, as and when the Warrant Shares are issued and sold (and the exercise price and other consideration therefor has been received) pursuant to the provisions of the respective Warrants and in accordance with the Registration Statement, such Warrant Shares will be duly authorized, legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Iteris Holdings, the Shares or the Warrant Shares.

Very truly yours,

        /S/ DORSEY & WHITNEY LLP

Dorsey & Whitney LLP

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  Exhibit 5.1